Exhibit 99.1

Tuesday, July 11, 2006

Fellow Rim Semiconductor Company Investor,

We filed several documents today with the Securities and Exchange Commission (SEC). I am writing to tell you about them.

In March we closed a six million dollar investment in the company. The investors received, among other considerations, the right to have the shares of common stock underlying their convertible debt and warrants registered for resale. The registration statement form that we use is an SB-2. We first filed the SB-2 on April 24, 2006. In May we received some comments from the SEC about the information in the SB-2. Today we filed an amendment to the SB-2 and responded to the SEC’s comments. One of the comments concerned our accounting for the warrants issued in connection with our 2005 and 2006 convertible debenture transactions and an accounting policy known as “EITF Issue No. 00-19.”

What is EITF Issue No. 00-19? It is issued by the Financial Accounting Standards Board’s Emerging Issues Task Force (EITF). For more information on the EITF, please refer to http://www.fasb.org/eitf/about_eitf.shtml. EITF Issue No. 00-19 is entitled, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock."

We have had four conference calls with the SEC Staff, and have exchanged multiple rounds of correspondence with them in an attempt to get clarity from the SEC of their interpretation of EITF Issue No. 00-19. On July 6, our Board of Directors, after consultations by the Audit Committee with the Company’s independent registered public accounting firm, concluded that the classification of warrants issued in connection with our 2005 and 2006 convertible debentures was not in accordance with the SEC’s interpretations. As a result, we have changed our accounting for the warrants. This change has been reflected in and explained in the SB-2/A which we filed today.

This change in our accounting treatment for the warrants applies to both our future financial reporting and several of our reports for prior periods. Accordingly, we filed today restatements of three quarterly reports (July 2005, and January and April 2006) and our annual report for the year ended October 31, 2005. Please do not rely upon our previously filed reports.

It is important for you to realize that the resulting changes in our financial reports are non-cash changes and do not affect the underlying cash health of Rim Semiconductor Company in any way.

Many other companies in the US have similarly been forced to restate their financials in response to recent guidance from the SEC concerning EITF Issue No. 00-19. A quick search of the term “EITF 00-19” on the Internet will show you some examples of how other companies have been impacted. Please feel free to contact us with your comments or for further clarification.

Brad Ketch
President and CEO
Rim Semiconductor Company